Exhibit 99.13j

FORM OF INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of the 10th day of August, 2004, among the One Group® Mutual Funds (“OGMF”), each of the JP Morgan Funds listed in Exhibit A (“JPM Funds”) (together with the OGMF, the “Existing Funds”) and JPMorgan Chase & Co. (“Company”).

WITNESSETH:

WHEREAS, Bank One Corp. and JPMorgan Chase & Co. completed their merger on or about July 1, 2004 (“Merger”); and

WHEREAS, following the Merger, it is currently contemplated that the OGMF and the JPM Funds will seek to integrate fully their businesses so that the two fund families are treated for all purposes as a single fund complex; and

WHEREAS, in order to integrate fully the two fund families into a single fund complex, it is expected that each of the boards of directors/trustees of the Existing Funds will be asked to consider, among other things, (1) the redomiciliation and redomestication of the Existing Funds into new investment companies registered under the Investment Company Act of 1940 having the same or substantially the same organizational documents, policies and procedures (“Successor Entities” and collectively with the Existing Funds, the “Funds”), and (2) the merger of individual series of each of the Existing Funds in order to reduce any redundancies in the investment products offered by the Successor Entities and reduce confusion among investors regarding the investment products offered; and

WHEREAS, the Company has determined that, in connection with integration of the two fund families into a single fund complex (including the individual mergers of series of the Existing Funds), it may be necessary for the Company to provide written assurance to the boards of directors/trustees of the Funds that the Company is prepared to indemnify the Funds and to hold them harmless and to protect the shareholders against dilution of their respective interests in the Funds during the term of this Agreement against certain Claims, as defined herein, in the event that the insurance coverage provided to the Funds under past and current directors and officers liability insurance polices, as well as under such directors and officers liability insurance policies as may (at the sole discretion of the Funds’ Boards of Directors/Trustees) be in effect for the Funds in the future (collectively, the “Policies”) is not available (for example, because the applicable limits of the Policies have been exhausted or because Claims for payment under the Policies have been denied or are subject to applicable deductibles under the Policies); and

WHEREAS, the Company does not desire to provide indemnification to the Funds in connection with any Loss, as defined herein, suffered by the Funds that is covered by the Policies, but rather desires to provide indemnification to the Funds and to hold them harmless only in connection with any Loss, as defined herein, suffered by the Funds for which coverage is not provided under the Policies and that is a Loss that would be permitted to be indemnified by the Funds under all applicable laws and for which indemnification is not prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

NOW THEREFORE, the Company and the Funds agree as follows:

1. Definitions.

(a)           “Claim” means any written demand received by the Funds or their officers, directors and/or trustees for monetary damages, any formal investigation initiated against the Funds or their officers, directors, investment advisers, distributors and/or trustees by the filing of charges or a formal investigative order, or any civil or criminal proceeding initiated against the Funds or their officers, directors, investment advisers, distributors and/or trustees relating to any Wrongful Act or alleged Wrongful Acts, including any Interrelated Wrongful Act, underlying or alleged therein.

(b)           “Claim Expenses” mean any reasonable and necessary fees, costs, and expenses resulting from the investigation, adjustment, defense or appeal of a “Claim” (including the cost of appeal bonds), and any reasonable and necessary fees charged by any lawyer designated by the Funds;

(c)           “Company” shall have the same meaning as set forth in the preamble to this Agreement.

(d)           “Existing Funds” shall have the same meaning as set forth in the preamble to this Agreement.

(e)           “Funds” shall have the same meaning as set forth in the preamble to this Agreement.

(f)            “JPM Funds” shall have the same meaning as set forth in the preamble to this Agreement.

(g)           “Interrelated Wrongful Acts” means all “Wrongful Acts” which are logically or causally connected by reason of any fact, circumstance, situation, event, transaction or cause or series of logically or causally connected facts, circumstances, situations, events, transactions or causes.

(h)           “Loss” means any “Claim Expenses”, monetary judgments and settlements, including damages, taxes, fines, or penalties.

(i)            “Merger” shall have the same meaning as set forth in the preamble to this Agreement.

(j)            “OGMF” shall have the same meaning as set forth in the preamble to this Agreement.

(k)           “Policies” shall have the meaning set forth in the preamble to this Agreement.

(l)            “Successor Entities” shall have the same meaning as set forth in the preamble to this Agreement.

(m)          “Wrongful Act” means any actual or alleged act, error, omission, neglect, misstatement, misleading statement, breach of duty, or other act wrongfully done or attempted to be committed by the Funds and/or their officers and directors/trustees arising directly or indirectly as a result of any activities of the Funds, their officers or directors and/or trustees, the Company, Bank One Corp. or their affiliates, provided that any such act, error, omission, neglect, misstatement, misleading statement, breach of duty, or other act wrongfully done or attempted to be committed by the Funds and/or their officers and directors/trustees would be permitted to be indemnified by the Funds under the federal securities laws and any other applicable laws, and under any applicable order or decree of the United States Securities and Exchange Commission or any other governing regulatory authority or court of competent jurisdiction.

2. Claims.

The Company agrees to indemnify the Funds for, and to pay on the Funds’ behalf, any Loss for which the Funds shall become legally obligated to pay resulting from any Claims made against them prior to or during the Term of this Agreement resulting from any Wrongful Act or alleged Wrongful Act, including any Interrelated Wrongful Act, underlying or alleged therein, that are alleged to have occurred prior to July 1, 2004.  The Company’s obligation to indemnify the Funds for Losses pursuant to this Section 2 shall arise only in the absence of coverage under the Policies and shall therefore apply only to that portion of any Loss suffered by the Funds that is not within the coverage provided under the Policies for any reason other than the existence of this Agreement.  The Company shall not be liable under this Agreement to make any payment of amounts that might otherwise be indemnifiable under this Agreement if and to the extent any such payment would be:  (a) covered under the Policies, (b) in violation of any applicable law, or (c) otherwise not permitted to be made by the Funds as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

3. Term of the Agreement.

The term of this Agreement shall commence on July 1, 2004 and shall be six years from that date (“Term”). The indemnification coverage that may be provided under this Agreement shall apply only to Claims made for any Wrongful Act or alleged Wrongful Act, including any Interrelated Wrongful Act, that are alleged to have occurred prior to July 1, 2004. The Company shall have no obligation to indemnify the Funds for any Claims made subsequent to the Term of this Agreement.

4. Notice of Claims, Defense of Claims and Subrogation of Rights.

(a)           The Funds hereby agree to advise the Company promptly in writing of all Claims outstanding against the Funds as of July 1, 2004, and all Claims made against the Funds during the Term of this Agreement.  In addition, the Funds hereby agree to provide the Company with notice within fifteen (15) days, of:

(i)            the exhaustion by all payments under all applicable limits of liability with respect to the Policies;

(ii)           any notice received from any insurance carrier that coverage of any Claim or payment of any Claim Expenses is being denied in whole or in part under the Policies;

(iii)          any Claim made against the Funds for which the Funds seek indemnification under this Agreement upon the occurrence of (i) or (ii).

(b)           No obligation shall arise on the part of the Company under this Agreement until notice is provided via fax, e-mail, U.S. mail or courier to the following address: Office of the General Counsel, JPMorgan Chase & Co., 270 Park Avenue, New York, NY  10017.  Attention:  Joan Guggenheimer.  Written notice must include any and all documents received by the Funds or their representatives at the time a Claim is first made against the Funds.

(c)           Upon notification of a Claim for which indemnification is sought under this Agreement, the Company shall have the option to participate with any Fund seeking indemnification under this Agreement in the defense of such Claim. Any Fund seeking indemnification shall in no case confess any Claim or make any compromise in any case in which the Company would be required to indemnify it, except with the Company’s prior written approval.

(d)           When any Fund seeks indemnification under this Agreement, no obligation shall arise on the part of the Company to make any indemnification payment or otherwise take any action until the Fund seeking indemnification has exhausted all reasonable efforts that may be requested by the Company, up to and including the commencement of litigation, to obtain coverage of any and all Claims for which payment is sought by the Fund under the Policies.  The Fund seeking indemnification shall cooperate in all reasonable respects with any efforts of the Company to obtain coverage of any and all Claims for which payment is sought by any Fund under the Policies, including the pursuit of litigation in the name of the Fund.

(e)           If the Company indemnifies any Fund for any Loss, the Company shall be subrogated to any rights or defenses that the Fund may have with respect to any Claims that may have given rise to such Loss.

5. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided that neither this Agreement nor any right hereunder may be assigned by any party without the written consent of the Funds and the Company.

6. Miscellaneous.

(a)           This Agreement may be modified or amended only by an agreement in writing signed by the Company and the Funds.  No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

(b)           This Agreement may be executed in two or more counterparts, and with counterpart signature pages, all of which taken together shall constitute one and the same agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart.

(c)           Any headings herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law provisions thereof.

(e)           If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted bylaw and the remainder of the Agreement shall continue in full force and effect.

(f)            This Agreement constitutes the entire agreement between the parties concerning the subject matter of the Agreement, and it supersedes all prior communications, understandings or agreements, whether written or oral, concerning this subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above.

ONE GROUP® MUTUAL FUNDS

By:
Name:
Title:

JP MORGAN FUNDS (with respect to the series listed on Exhibit A)

By:
Name:
Title:

J.P. MORGAN CHASE & CO.

By:
Name:
Title:

EXHIBIT A:  JP Morgan Funds

J.P. Morgan Funds (JPMF)

J.P. Morgan Mutual Fund Trust (JPMMFT) J.P. Morgan Institutional Funds (JPMIF)

J.P. Morgan Mutual Fund Select Group (JPMMFSG)

J.P. Morgan Series Trust (JPMST)

J.P. Morgan Mutual Fund Select Trust (JPMMFST)

J.P. Morgan Mutual Fund Series (JPMMFS)

J.P. Morgan Mutual Fund Group (JPMMFG)

Growth and Income Portfolio (GIP)

J.P. Morgan Fleming Mutual Fund Group, Inc. (JPMFMFG)

J.P. Morgan Mutual Fund Investment Trust (JPMFIT)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 20, 2004, relating to the financial statements and financial highlights, which appear in the June 30, 2004 Annual Reports to Shareholders of One Group Diversified Equity Fund, One Group Balanced Fund, One Group Intermediate Tax-Free Bond Fund, One Group Diversified International Fund and One Group Health Sciences Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Experts”, “Financial Statements” and “Financial Highlights” in those Fund’s N-1A Registration Statement dated February 28, 2004, which is incorporated by reference in the Registration Statement.

PricewaterhouseCoopers LLP

One North Wacker

Chicago, IL 60606

September 27, 2004